Exhibit 10.1
Description of 2023 Management Incentive Plan
On February 23, 2023, the Compensation Committee of the Board of Directors of OneSpan Inc. (the “Compensation Committee”) adopted the 2023 Management Incentive Plan (the “2023 MIP”), a cash-based incentive compensation plan pursuant to which eligible employees of OneSpan Inc. and its subsidiaries, including named executive officers, are eligible for an annual bonus.
Participants in the 2023 MIP are eligible to receive a cash bonus (“Bonus”) based upon a combination of (1) our achievement against targets for designated performance metrics (“Company Performance Factors”) and (2) their individual performance (the “Individual Performance Factor”). The Company Performance Factors are weighted to account for a total of 90% of the potential Bonus amount and the Individual Performance Factor is weighted to account for 10% of the potential Bonus amount. The weighted Company Performance Factors and Individual Performance Factor are added together to create a Combined Performance Factor, which is used to calculate the amount of the Bonus.
The two Company Performance Factors are Revenue and Adjusted EBITDA. “Revenue” refers to our publicly reported revenue, and Adjusted EBITDA is defined in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations. The Revenue factor is weighted at 70% and the Adjusted EBITDA factor is weighted at 20% (for a total Company Performance Factor weighting of 90%). Different levels of achievement against the Revenue and Adjusted EBITDA targets will correspond to different Bonus payout levels, as follows:
•Revenue: The Company must achieve a minimum of 97.9% of the Revenue target in order for the Revenue factor to contribute to the Bonus payout calculation. For the Revenue factor, a 97.9% achievement level would correspond to the minimum payout level of 50%; a 100% achievement level would correspond to the target payout level of 100%; and a 105.3% or greater achievement level would correspond to the maximum payout level of 150%.

•Adjusted EBITDA: The Company must achieve a minimum of 66.7% of the Adjusted EBITDA target in order for the Adjusted EBITDA factor to contribute to the Bonus payout calculation. For the Adjusted EBITDA factor, a 66.7% achievement level would correspond to the minimum payout level of 50%; a 100% achievement level would correspond to the target payout level of 100%; and a 133.3% or greater achievement level would correspond to the maximum payout level of 125%.
For achievement levels that fall between the maximum, target, and minimum Revenue and Adjusted EBITDA achievement levels, the corresponding payout levels will be calculated using linear interpolation.
10% of the potential Bonus amount is calculated based on a participant’s performance against individual performance objectives set by their manager. Performance that meets expectations will correspond to a 100% payout level for the Individual Performance Factor, and performance that is below or above expectations will be adjusted accordingly.
In addition to the Company Performance Factors and the Individual Performance Factor, the potential Bonus under the 2023 MIP depends on a participant’s eligible target Bonus amount, which may be expressed either as a fixed dollar amount or as a percentage of the participant's base salary.
Achievement against the Company Performance Factors is based on the Company's 2023 financial performance and is subject to approval by the Board of Directors or the Compensation

Exhibit 10.1
Committee. The Board of Directors or the Compensation Committee may make adjustments to the targets for the Company Performance Factors to address the impact of any mergers, acquisitions or other unexpected activities, developments, trends or events. In addition, achievement of the targets for the Company Performance Factors may, in the Board of Directors' or Compensation Committee’s discretion, include or exclude the impact of any of the following events that occur during 2023: any reorganization or restructuring transactions; extraordinary nonrecurring items; and significant acquisitions or divestitures. OneSpan reserves the right to unilaterally alter or discontinue the 2023 MIP at its complete discretion, unless specifically prohibited under local law.